Exhibit 10.10

Professional Service Agreement

(for Use with Manufacturing Services Only)

This Agreement is hereby entered into on this 29th day of October 2003 by and between Hemosense Inc., of 600 Valley Way, Milpitas, CA 95035 (hereinafter “Customer”), and Plexus Services Corp., of 55 Jewelers Park Drive, Neenah, WI 54956, (including its subsidiaries and affiliates, hereinafter collectively referred to as “Plexus”).

WHEREAS, Plexus is in the business of providing manufacturing services that include the custom manufacture of printed electronic circuit boards, systems and related services;

WHEREAS, the parties desire to establish the terms and conditions that will apply to Customer’s purchase from Plexus of certain printed electronic circuit boards and/or systems and related services; and

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS

a.	Assembly

Shall mean those products that Plexus will manufacture for Customer according to Customer-supplied specifications and deliver to Customer as a completed product.

b.	Business Days

Shall mean any day that Plexus is open for normal business as detailed in the Plexus annual calendar or any subsequent updates.

c.	Component Value

Shall mean the direct, out-of-pocket cost paid by Plexus to Suppliers for Components plus standard mark-up as defined in Attachment A, is made a part hereof and incorporated herein to this Agreement. To the extent any terms in Attachment A (or any attachment to this Agreement) conflict with the terms of the body of this Agreement, the terms in the body of this Agreement shall control.

d.	Components

Shall mean any and all material used in the manufacture of the Customer’s Assembly.

e.	Custom Components

Shall mean those Components that are manufactured specifically for Customer, which have special procurement conditions such as limited change parameters or other special liability conditions required by Plexus’ Suppliers for which Customer will be liable.

f.	Customer-Supplied Components

Shall mean Components that are provided by the Customer to Plexus for use in the manufacture of the Customer’s Assemblies.

g.	Delivery Date

Shall mean the date the Customer’s Assemblies are scheduled to be released to the carrier as set forth in Customer’s Purchase Order.

h.	Demand

Shall mean quantities of Assemblies required by Customer and communicated to Plexus via Forecast and/or Customer’s Purchase Orders.

i.	Engineering Change (“EC”)

Shall mean mechanical, software, electrical, design and/or specification changes which, if made to the Assemblies, would affect the form, fit, function, delivery schedule, performance, reliability.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.***

Plexus and Hemosense, Inc. FINAL EXECUTION DOCUMENT October 29, 2003 LF PSA-Mfg. Only-Med. Prov.	1

j.	Excess Components

Shall mean those Components in inventory or on-order that are projected to be consumed by Customer Demand, but not within the next [***] ([***]) calendar days.

k.	Forecast

Shall mean a twelve (12) month rolling estimate of Demand provided by Customer for each Assembly including the quantities to be manufactured, and the requested Delivery Date.

l.	Inactive Components

Shall mean those Components in inventory or on-order that are on the bill of material for an Assembly that has current Forecast Demand, but which the Forecast Demand will not consume such Components.

m.	Long Lead-Time Components

Any Component with a lead-time greater than [***] ([***]) calendar days.

n.	Manufacturing Lead Time

Unless otherwise mutually agreed by the parties in writing, shall mean [***] ([***]) calendar days.

o.	NCNR Components

Shall mean Components in inventory or on-order deemed non-cancelable or non-returnable by Plexus’ Suppliers. For the avoidance of doubt, all open packages or broken reels of Components shall also be considered NCNR Components.

p.	Obsolete Components

Shall mean those Components in inventory or on-order that do not appear on a Customer bill of materials, or which appear on a Customer bill of materials of an Assembly that has no Demand.

q.	OIX Components

Shall mean Obsolete Components, Inactive Components, and Excess Components.

r.	Purchase Order

Shall mean a commitment by the Customer, communicated via EDI, email, facsimile or other means, to purchase a specific Assembly, at a stated quantity, unit price, and Delivery Date.

s.	Quarterly Business Review (“QBR”)

Shall mean a strategic business meeting between the Customer and Plexus to discuss current business issues and opportunities as further defined in Section 6.

t.	Supplier

Shall mean any vendor that is not affiliated with Plexus, including Customer, that provides Components or services to Plexus.

2.	DELIVERY SCHEDULES, FORECASTS AND PURCHASE ORDERS

a.	Forecasts

Customer agrees to provide Plexus an updated Forecast each month for each Assembly manufactured by Plexus. Plexus will use the Forecast to identify any Long Lead-Time Components, Custom Components, NCNR Components, and to negotiate Component pricing. The first 90 days of Customer’s then-current Forecast shall be considered binding Purchase Orders under Section 2.b. below. Otherwise, all Forecasts that Customer provides to Plexus under this Agreement are non-binding, except to the extent of Long Lead Time Components that are NCNR Components ordered by Plexus to support Customer Forecasts.

It is acknowledged that Plexus may procure Long Lead-Time Components in advance of receipt of a Customer Purchase Order, and Customer agrees to assume ultimate financial responsibility for

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Plexus and Hemosense, Inc. FINAL EXECUTION DOCUMENT October 29, 2003 LF PSA-Mfg. Only-Med. Prov.	2

these Long Lead-Time Components that are NCNR Components provided they were ordered by Plexus to support Customer Forecasts (plus any minimum or economic order quantities required by the Supplier or Customer) and in a manner reasonably consistent with the applicable Component’s lead times at the time of order and provided further that the purchase of the applicable Long-Lead Time, NCNR Component has been pre-approved in writing by Customer.

b.	Purchase Orders

Customer may procure Assemblies by issuing Purchase Orders to Plexus. Plexus will attempt to acknowledge receipt of each Customer Purchase Order within two (2) Business Days of receipt of the order. All Customer Purchase Orders are subject to Plexus’ written acceptance or rejection; provided however that Plexus will make reasonable efforts to accept, all Purchase Orders submitted by Customer. All Customer Purchase Orders that Plexus does not reject in writing within five (5) Business Days shall be considered accepted by Plexus.

3.	DELIVERY SCHEDULE CHANGES AND CANCELLATION

a.	Schedule Increases or Pull-ins

i.	Outside Manufacturing Lead Time

If Customer requests that delivery of particular Assemblies be expedited from the Delivery Date originally specified in Customer’s Purchase Order, (a “Schedule Increase”), and such request is made within 90 days of the requested re-scheduled Delivery Date (but outside the Manufacturing Lead Time), Plexus will attempt to provide written acknowledgement of acceptance or rejection of such Schedule Increase to Customer within a reasonable period of time, normally five (5) Business Days of receipt of the Schedule Increase. Such acknowledgement may state the Components, if any, that Plexus has identified as impeding its ability to meet the requested Delivery Date.

ii.	Within Manufacturing Lead Time

If Customer requests a Schedule Increase within the Manufacturing Lead Time, Plexus will attempt to provide written acknowledgement of acceptance or rejection to Customer no later than three (3) Business Days after receipt of Schedule Increase request. Such acknowledgement will state the Components, if any, that it has identified as impeding its ability to meet the requested Delivery Date.

If Plexus identifies Components that will impede the requested Delivery Date, upon written authorization from Customer, Plexus shall proceed with purchasing Components to meet the Customer Delivery Date despite the identification of Components that may delay delivery. Customer agrees to pay all related freight costs to meet the required Delivery Date.

In the event that Plexus is unable to obtain all Components required to manufacture the Assembly by the requested Delivery Date, then Plexus will notify Customer in writing of the total Component Value of the Components on-hand or on-order that Plexus has procured or ordered to support Customer’s requested schedule increase. Customer agrees to remit a deposit to Plexus in the amount of such Component Value within ten (10) Business Days of receipt of such notification as a security to Plexus of Customer’s liability for the same.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Plexus and Hemosense, Inc. FINAL EXECUTION DOCUMENT October 29, 2003 LF PSA-Mfg. Only-Med. Prov.	3

b.	Schedule Delays

Unless otherwise agreed by both parties, schedule changes to the Purchase Orders placed by Customer to Plexus will be managed to the following matrix:

Delivery Dates Occurring within	Percent Demand Deferrable		Deferral Limits

0-30 calendar days	[***]	%	None

31-60 calendar days	[***]	%	Defer delivery one (1) time for a maximum of 30 calendar days from the originally scheduled Delivery Date

61-90 calendar days	[***]	%	Defer delivery one (1) time for a maximum of 60 calendar days from the originally scheduled Delivery Date

Customer may defer Purchase Order deliveries at any time based upon the above flexibility schedule. Subject to the terms of Section 4.a., Customer will be liable to Plexus for Component liability related to Inactive and Excess Components in inventory arising out of such delivery deferments in accordance with the terms of Section 4.c. herein.

This Section 3.b. (including Section 4.c. as referenced herein) states Plexus’ sole remedy, and Customer’s sole liability, for Customer’s deferment of any Purchase Order deliveries.

c.	Schedule Cancellations

Customer may cancel any Purchase Order or Demand specified in Forecast that has Delivery Dates beyond ninety (90) calendar days at any time. Plexus will make commercially reasonable efforts to notify Customer in writing within twenty (20) Business Days of a Demand cancellation of the total value of Components, if any, for which Customer is financially responsible under Section 2.a. of this Agreement as a result of the cancellation.

Customer may also cancel any Purchaser Order that has Delivery Dates within ninety (90) calendar days, provided that Customer shall be liable for (i) any and all Component Value related to Components on-hand, on-order, or in process for the cancelled Assemblies; (ii) labor costs to assemble the cancelled Assemblies to the then-current state of Assembly; and (iii) any labor costs required to remove the cancelled Assemblies and Components from the manufacturing facility, provided that: (a) Customer’s liability for Components applies only to OIX liability (or, in the case of a termination of this Agreement, all Components on-hand or on-order at Plexus that Plexus ordered to support Customer’s Purchaser Orders or, subject to Section 2.a., that Plexus ordered to support Customer’s Demand Forecasts) that Plexus is unable to mitigate as set forth in Section 4.a; and (b) at Customer’s request and upon payment, Customer shall be entitled to delivery of the then-current state of the cancelled Assembly and/or any Components paid for by Customer.

This Section 3.c. (including Section 4 as referenced herein) states Plexus’ sole remedy, and Customer’s sole liability, for Customer’s cancellation of any Purchase Order or of Demand specified in any Forecast.

4.	COMPONENT INVENTORY REPORTING, LIABILITY AND COVERAGE

All Customer liability for Components under this Agreement shall be subject to the terms of this Section 4, which in turn shall be further subject to the terms of Section 2.a. (above).

a.	Component Liability Mitigation

In all circumstances related to Component procurement and management, Plexus will use its reasonable efforts to minimize Component liability to the Customer. These efforts include, but are not limited to, using Components on non-Customer projects, returning Components to Suppliers, restocking Components with Suppliers, or canceling orders with Suppliers. Customer liabilities

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Plexus and Hemosense, Inc. FINAL EXECUTION DOCUMENT October 29, 2003 LF PSA-Mfg. Only-Med. Prov.	4

for Components will be net of Plexus’ reasonable efforts to mitigate total Component liability in the supply chain, including any non-recurring costs from Plexus’ Suppliers related to these efforts.

Notwithstanding the above, Plexus may have OIX inventory on-hand or on-order from time to time as a consequence of Customer’s Demand cancellation, reduction, or reschedule, Plexus’ support of upside flexibility requested by Customer, the failure of Purchase Orders to consume previously Forecasted requirements, Customer’s failure to provide adequate or conforming supplies of Components to be consigned, supplied or managed by Customer, Customer allocations, end of life purchases that Customer approves in advance in writing, minimum order quantities that Customer approves in advance in writing, Customer-approved Engineering Change orders, or Customer-approved material change orders. Customer will be liable for such OIX on-hand or on-order in accordance with the provisions set forth below. Where Customer is liable for such OIX inventory and issues a Purchase Order in accordance with this Agreement and payment for such OIX, Customer shall, upon request, be entitled to delivery of such OIX inventory without further charge beyond the Component Value of Customer’s Component liability for such OIX inventory.

b.	Obsolete Components

Plexus will use commercially reasonable efforts to notify Customer in writing within ten (10) Business Days of receipt of a schedule change or Engineering Change, of the total Component Value of Customer liabilities related to Obsolete Components created as a result of the change. Customer agrees to review the Customer liabilities, and if Customer elects to proceed with the Engineering Change, Customer shall issue a separate Purchase Order and payment and written disposition for all items within ten (10) Business Days of receipt of notification by Plexus.

c.	Inactive and Excess Components

Plexus will notify Customer in writing as often as necessary of Customer liabilities related to Inactive and Excess Components in inventory. Customer agrees to review the Customer liabilities as communicated in writing by Plexus and remit a deposit to Plexus for the total Component Value of all Inactive and Excess Components within ten (10) Business Days of receipt of the written request from Plexus.

The remittance of a deposit by Customer under this Agreement will represent a security to Plexus for Customer’s Component liability under this Agreement. Plexus and Customer will review any amounts on deposit with Plexus from time to time at either party’s discretion and make adjustments to the same to reflect the then-current Component Value of Inactive Components and Excess Components on-hand and on-order at Plexus. Plexus may hold any such deposits made by Customer under this Agreement in any manner at its discretion. Title and risk of loss for Components against which a deposit has been made shall remain with Plexus. Plexus will also retain responsibility to insure and warehouse such Components according to Plexus’ then-current practices. Notwithstanding, in the event Components for which Plexus has received a deposit are not consumed within six (6) months of receipt by Plexus, said deposit, at Plexus’ option, will be converted into a payment by Customer for such Components. In addition, in the event this Agreement or the manufacturing relationship between Customer and Plexus has terminated, any deposits from Customer then held by Plexus will convert, at Plexus’ option, into a payment by Customer for any Components on-hand or on-order at Plexus and relating to an Assembly. Upon the conversion of any deposit into a payment by Customer for Components, Plexus will ship such Components as soon as practicable FOB Plexus’ facility.

d.	Component Cost Purchase Price Variance

Plexus agrees to notify Customer of Component purchases related to any particular Component that will create adverse purchase price variance in excess of $[***] with respect to the aggregate quantity of such particular Component required to support any Customer Purchase Order. Customer agrees to issue a separate Purchase Order for the value of the purchase price variance plus markup as identified on Attachment A, or to change its Assembly Purchase Order(s) to reflect the revised unit purchase price including the adverse purchase price variance plus

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Plexus and Hemosense, Inc. FINAL EXECUTION DOCUMENT October 29, 2003 LF PSA-Mfg. Only-Med. Prov.	5

markup as supplied in Attachment A. All Component purchase price variances under $[***] each shall be aggregated and paid for by Customer at the end of the quarter.

5.	COMPONENTS SUPPLIED BY CUSTOMER

Customer may provide Plexus with Customer-Supplied Components for the manufacture of Customer’s Assemblies. Customer will be responsible as a Supplier to Plexus for the quality and on-time delivery of Components supplied to Plexus. Plexus shall be responsible for handling, warehousing and industry standard care for the Components. For Customer-Supplied Components that have not been purchased by Plexus, title shall be maintained by Customer, but risk of loss and insurance shall be Plexus’ responsibility. Plexus will not be liable for warranty or attrition in the manufacturing or related processes relating to Customer-supplied Components.

Customer’s inability to provide Components in a timely manner may affect Plexus’ ability to meet its delivery schedule. Any additional expenses that Plexus must incur due to delayed shipment as a direct result of a quality or delivery issue from Customer will be borne by the Customer. In addition, Plexus reserves the right to define a new schedule for delivery based upon the availability and condition of Components supplied by Customer. Any OIX on-hand or on-order as a result of Customer’s failure to timely deliver conforming Components shall be managed in accordance with Section 4 herein.

Process for managing customer owned inventory:

For all usable inventory previously purchased from Plexus and on-hand at Customer as of June 1, 2003, the following process will be used to consume inventory and provide credit:

1) Move all parts on-hand at Customer into a Customer Supplied (CS) location. This will make the components available to manufacturing.

2) At the end of each month Plexus will provide a status report of what has been taken out of CS for manufacturing.

3) Plexus will continue to ship and bill the full unit price for all Customer units.

Plexus will then issue a credit to Customer for the parts that were used in the month. The CS credit will be the Component cost set forth on Attachment A, plus [***]% ([***]% markup less [***]% handling, storage, and materials management fees)

4) Components that are Customer supplied beyond the balance of current on-hand inventory purchased from Plexus by Customer will be subject to full mark up.

5) All component procurement after consumption of the on-hand inventory will be full turnkey, subject to full mark-up. Customer will provide quarterly updates to any component pricing that has been negotiated by Customer for inclusion in the Plexus costed BOM for pricing purposes.

6.	QUARTERLY BUSINESS REVIEWS (“QBR”)

Plexus and Customer agree to meet quarterly, or as otherwise agreed by both parties, to discuss the state of business and to review business performance issues and improvement initiatives. The items to be reviewed include, but are not limited to, the following:

a.	Customer and Plexus Business Trends

Customer and Plexus agree to review their business initiatives and any significant changes that may affect the relationship of Customer and Plexus. In addition, Customer will present business trends and performance to Forecast so that Plexus can better serve the current Customer requirements.

b.	Cost Savings Initiatives (Components and Labor)

Plexus and Customer agree to review initiatives to reduce cost from the bill of materials and manufacturing process for the Assemblies.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Plexus and Hemosense, Inc. FINAL EXECUTION DOCUMENT October 29, 2003 LF PSA-Mfg. Only-Med. Prov.	6

c.	Delivery Performance

Plexus and Customer agree to measure, review and discuss delivery performance for all Assemblies. Both parties agree to measure actual Delivery Dates as compared to Customer requested Delivery Dates and to Plexus’ expected Delivery Dates.

d.	Quality Performance

Plexus and Customer agree to discuss the agreed upon quarterly quality metrics for the program.

e.	Payment Performance

Plexus and Customer agree to review any issues that are preventing payment within the agreed upon payment terms.

f.	Assembly Pricing

Plexus and Customer agree to review Assembly pricing. Any Assembly price adjustments required shall be based upon total Assembly order quantities, prevailing Component market prices, supply chain programs, Engineering Change requests or other relevant data.

g.	Long Lead-Time, Custom, and NCNR Parts Review

Plexus and Customer agree to review Long Lead-Time Components, Custom Components, and NCNR Components.

7.	PRICING AND PAYMENT

Plexus Pricing and Quotations

a.	The initial prices for the Assemblies are set forth on Attachment A, which shall be subject to adjustment as set forth in this Agreement. Unless otherwise agreed by Plexus in writing, prices quoted are F.O.B. Plexus’ manufacturing facility. Any manufacturer’s tax, retailer’s occupation tax, use tax, sales tax, excise tax, or tax of any nature whatsoever imposed on or measured by the transaction between Plexus and Customer (other than taxes based on Plexus’ net income) shall be paid by Customer in addition to the prices set forth in Attachment A. In the event Plexus is required to pay such tax, Customer shall reimburse Plexus for the same, within ten (10) days of written demand by Plexus to Customer for such reimbursement. If the transaction between Plexus and Customer is exempt from all such taxes, Customer shall provide Plexus with a tax exemption certificate or other document acceptable to all taxing authorities at the time the order or contract is submitted. The prices quoted do not include, unless specifically stated otherwise, the cost for testing and/or submittals for Assembly approvals or any annual file maintenance fee, such as for UL, VDE, CSA or FCC. Plexus will assist Customer in obtaining such approvals and charge for such services at Plexus’ current hourly billing rate.

b.	Pricing will be reviewed at QBRs conducted by the parties. Plexus will use its diligent efforts to lower costs while maintaining quality by seeking productivity improvements, minimizing waste, improving yields, purchasing quality Components at reduced costs, and improving manufacturing processes. Where cost savings are achieved, such savings will be passed on [***] percent ([***]%) to Customer in the form of lower Assembly pricing, subject to the terms of Section 7.c. below. In the event new pricing is agreed to at a QBR (or at any other time by mutual agreement), such new pricing will be implemented on shipments by Plexus beginning on the day following the QBR or, as applicable, the date of such other agreement between the parties. On the day new pricing is implemented, Plexus will also write-down or write-up, as applicable, existing raw materials, work-in-process and finished goods inventory held by it to reflect the new agreed to pricing and invoice or credit Customer for the same, as applicable. Customer will pay such invoices as provided below.

c.

In the event that the cost of Assemblies declines and the cost saving is initiated by Plexus Purchasing or Plexus Manufacturing, through an approved Engineering Change, Plexus will be entitled to retain the benefit of such cost reduction for [***] ([***]) months from the time such cost saving is generated. At the first pricing review conducted by the parties after such [***] ([***]) month

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Plexus and Hemosense, Inc. FINAL EXECUTION DOCUMENT October 29, 2003 LF PSA-Mfg. Only-Med. Prov.	7

period and thereafter, [***]% of such cost savings will be passed on to Customer in the form of a price reduction to be implemented as set forth above. In the event a cost reduction is not initiated by Plexus Purchasing or Plexus Manufacturing, through an approved Engineering Change, (such as general decreases in Component costs due to market conditions and other cost reductions initiated and obtained by Customer, such cost reduction will be passed on to Customer entirely at the next pricing review conducted by the parties in the form of a price reduction to be implemented as set forth above. Cost reductions initiated by Customer will include any cost out initiatives obtained by contracting Plexus Technology Group for specific tasks associated with cost reduction projects related to design or test development and improvements. All cost savings that result from these activities will also be passed on entirely to the Customer at the next QBR.

d.	Unless otherwise stated herein, all payments hereunder by Customer to Plexus shall be paid in US dollars, net 30 days from the date of invoice without set-off of any kind (other than set-off for credit memos issued by Plexus). Without limiting Customer’s rights and remedies under Section 13, Customer shall report any believed discrepancies in Plexus’ packing slips no later than ten (10) days after the date of receipt. Payment shall be deemed made when Customer’s check is received by Plexus or electronic fund transfer is completed.

e.	Customer acknowledges that the above payment terms, and any other credit terms, limits, or vehicles granted by Plexus to Customer during the course of the performance of this Agreement, will be subject to periodic review, and may be modified by Plexus as reasonably necessary if Customer’s financial condition materially deteriorates. In addition, Customer acknowledges that Plexus may request, and Customer shall provide to Plexus promptly upon any such request, the following financial information to the extent reasonably necessary to verify the financial condition of Customer, monthly cash balances and available equipment credit line information directly from Customer, current quarterly balance sheets, quarterly cash flow statements and quarterly statements of income. Plexus will maintain any such information provided by Customer to Plexus confidential in accordance with the terms of the non-disclosure agreement in place between the parties at the time of disclosure. Disclosure of monthly and quarterly financial information as requested will cease once Customer demonstrates [***] ([***]) [***] months of positive cash flow/profitability. Plexus shall be entitled to obtain annual audited financial information from the Customer after Customer has achieved [***] of positive cash flow/profitability if reasonably necessary. ‘

8.	ENGINEERING CHANGES

a.	Notice of change

Customer agrees to submit all Engineering Changes (“EC”) to Plexus in writing. Plexus will attempt to evaluate the feasibility of the EC requested by the Customer within five (5) Business Days of receipt and respond to Customer in writing with the potential impact of the EC on current on-hand or on-order inventory, work-in-progress and the delivery schedule.

b.	Notice of EC cost impact (Assembly pricing, Component liability, NRE expenses)

In addition to the written response provided above, Plexus will attempt to respond to the Customer within ten (10) Business Days with a written evaluation of the EC including: a) the administrative cost to implement the EC; b) the cost to modify tooling or related non-recurring expenses; c) the obsolete quantity of Components Plexus has on-hand and/or on-order with its Suppliers related to the EC; d) the cost to rework work-in-process and any ongoing unit price adjustment resulting from the EC; e) the expected effect on the delivery schedule to include the effect on all in-process work (e.g., re-workable, repairable, etc.); and f) the manner in which the EC will be implemented.

c.	Plexus ECs. Plexus may not implement an EC without the express written consent of Customer.

9.	QUALITY STANDARDS

a.	General

Plexus agrees to maintain a quality assurance program compliant with the requirements of ISO 9002: 1994 (or later as applicable).

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Plexus and Hemosense, Inc. FINAL EXECUTION DOCUMENT October 29, 2003 LF PSA-Mfg. Only-Med. Prov.	8

b.	Components

Upon receipt, Plexus shall inspect all Components to be used in the manufacture of Assemblies under this Agreement for compliance with Customer’s quality specifications. Plexus shall promptly inform its Suppliers of Components that do not comply with Customer’s specifications, and shall return to such Suppliers (and not use in connection with any Assemblies) any such Components.

c.	Workmanship Requirements

Assemblies manufactured by Plexus shall be assembled, inspected and tested by Plexus in accordance with Customer product specifications. Unless otherwise agreed upon in writing, Plexus shall maintain an Assembly assurance “workmanship” requirement which mandates internal compliance to IPC-A-610 Class 2. Target process and product first pass yields (or PPM’s) in manufacturing shall be jointly agreed to between Plexus Quality Engineering and the Customer. These Customer goals will form the basis for Continuous Quality Improvement (“CI”) Activities at Plexus and process and yield requirements which requirements will be established within one calendar quarter after the Effective Date. The Quality Control (“QC”) Vision and Functional Test Issues document as set forth in Attachment B, is made a part hereof and incorporated herein to this Agreement.

d.	Continuous Improvement

Plexus and Customer agree to hold a CI meeting or conference call as often as necessary to be established with the Customer’s Quality Team and Plexus CI Team. This CI event will result in documented action items at Plexus that drive improvement efforts that can be reported to management at both organizations.

e.	Chronic Tests Failures (“Production”)

Customer Assemblies will be manufactured and tested to the Customer-supplied documentation and test specifications associated with the current Assembly revision. Assemblies that fail the approved tests three (3) times for the same issue and that cannot be repaired by Plexus due to a design related issue will be deemed non-repairable Assemblies. The non-repairable Assemblies will be clearly marked as “failed Assemblies.” Both companies agree to review the status of all “failed Assemblies” within ten (10) Business Days of identification and to dispose of them by scrapping the Assemblies at Plexus and invoicing the Customer or shipping the Assemblies and invoicing the Customer. Assembly invoices will be issued at the quoted Assembly price with payment terms as described in Section 7 of this Agreement. Assemblies that fail the approved tests for manufacturing-related issues covered by Section 13 shall be subject to Section 13.

10.	TEST EQUIPMENT

Plexus shall at the request of Customer maintain Customer test equipment. The equipment will be repaired on a time and materials basis. Labor will be charged at the current billing rate. Replacement parts for test equipment will be charged at cost plus material overhead and profit. Travel expenses will be added to any repairs including travel between Plexus and/or one of its affiliates. Notwithstanding the foregoing, Customer need not pay any amounts associated with test-equipment maintenance/repair unless Customer requests such work pursuant to a written Purchase Order.

11.	TOOLING AND RELATED NON-RECURRING EXPENSES (“NRE”)

All tooling produced or obtained for the Assemblies delivered hereunder and paid for by Customer will be at a price equal to Plexus’ direct out-of-pocket costs for such tooling plus a [***] percent ([***]%) markup for items under $[***] each and [***] percent ([***]%) markup for items greater than $[***] each. Tooling shall become and remain the property of Customer at the time payment in full is received by Plexus. Such tooling shall be used by Plexus only for the benefit of Customer, and shall be delivered to Customer upon request. If Customer requests the return of any tooling from Plexus and Plexus reasonably determines that the return of such tooling would prevent Plexus from providing the complete Assemblies to Customer, then Plexus shall inform Customer in writing, and Customer and Plexus shall negotiate a mutually acceptable resolution.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Plexus and Hemosense, Inc. FINAL EXECUTION DOCUMENT October 29, 2003 LF PSA-Mfg. Only-Med. Prov.	9

Customer, at its sole discretion, may consign items to Plexus including, but not limited to, materials and/or equipment relating to the production and/or testing of the Assemblies at Plexus’ manufacturing location. Plexus shall utilize the material and/or equipment only for the production and/or testing of the Assemblies. Customer shall assist Plexus in installing the materials and/or equipment and shall provide training and calibration/ maintenance instructions, if requested by Plexus or required by Customer. Customer shall be financially responsible for insuring, calibrating, repairing, upgrading, replacing and/or maintaining the materials and/or equipment consigned to Plexus. However, Plexus shall provide routine maintenance. Customer agrees to reimburse the cost of equipment calibration should Plexus assume the responsibility for the calibration of Customer-supplied equipment based on Customer direction.

12.	DOCUMENTATION

Customer is responsible for supplying Plexus with complete documentation and updates to the same. This includes complete and current sets of documentation including, at a minimum, all prints, software, artwork, and bill of materials with manufacturer and part number, and any specifications, including test specializations or procedures called for on any Customer prints. It is the Customer’s responsibility to assure that Plexus receives timely notification of any changes to the documentation, and updated prints reflecting such changes.

13.	LIMITED WARRANTY

Except as set forth below, Plexus warrants that the Assemblies will be free from defects in workmanship, and will conform to the Customer’s manufacturing specifications, for a period of [***] ([***]) year from date of shipment. If the Components furnished contain a Supplier’s Component warranty, then Plexus hereby extends, to the extent possible, such Supplier’s Component warranty to Customer. If the Assemblies do not conform to the foregoing warranty, Plexus shall within [***] ([***]) days repair or replace, at Plexus’ option and free of charge, defective Assemblies which are returned to Plexus securely packaged, and insured, which bear a Return Material Authorization (“RMA”) number issued by Plexus to Customer pursuant to a Customer request made within the warranty period, and which are returned to Plexus by Customer within [***] ([***]) calendar days after Customer’s receipt of Plexus’ RMA number. Plexus’ warranty for replacement or repaired Assemblies shall be the same as the warranty stated herein provided that the duration of such warranty shall be limited to the duration of the warranty which remained on the original defective Assemblies returned to Plexus as of the date of Plexus’ receipt of the same, or [***] ([***]) calendar days, whichever is longer. Plexus will make all reasonable efforts to respond to Customer promptly after receiving an RMA number request. Plexus will return any Assemblies repaired or replaced pursuant to this paragraph to Customer with freight prepaid.

This warranty does not apply to:

a)	Design deficiencies

Plexus expressly disclaims any warranty relating to design deficiency.

b)	Malfunctions, defects, or failures resulting from misuse; abuse; accident; neglect; improper installation, operation or maintenance; theft; vandalism; acts of God; power failures or surges; casualty; alteration, modification, or repairs by any party other than Plexus; or any other cause beyond Plexus’ reasonable control occurring after shipment of the Assemblies.

c)	Components incorporated into the Assemblies, except as provided in the second sentence of this Section 13.

d)	Assemblies shipped by Plexus and not tested according to agreed-upon test procedures at the direction of Customer.

THE FOREGOING AND SECTION 15 CONSTITUTE CUSTOMER’S SOLE REMEDIES AGAINST PLEXUS FOR BREACH OF WARRANTY CLAIMS. EXCEPT AS PROVIDED IN THIS SECTION AND SECTION 15, PLEXUS MAKES NO WARRANTIES WITH RESPECT TO THE ASSEMBLIES OR ITS SERVICES HEREUNDER, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES RESPECTING NONINFRINGEMENT, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM A COURSE OF PERFORMANCE, A

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Plexus and Hemosense, Inc. FINAL EXECUTION DOCUMENT October 29, 2003 LF PSA-Mfg. Only-Med. Prov.	10

COURSE OF DEALING, OR TRADE USAGE. PLEXUS MAKES NO WARRANTY WITH RESPECT TO SOFTWARE. ALL SOFTWARE IS PROVIDED “AS IS.”

Any repair services requested of Plexus by Customer not explicitly covered by the above warranty, including, but not limited to, upgrade services, will be out-of-warranty services and performed by Plexus at its option and on a time and materials basis. In addition, Assemblies for which Plexus cannot duplicate the failure reported by Customer shall be returned to Customer at Customer’s expense.

14.	PROPRIETARY RIGHTS AND CONFIDENTIALITY

a.	Proprietary Rights

As between the parties, all intellectual property rights in subject matter produced or developed by Customer during the term of this Agreement in connection with the design of the Assemblies shall be owned exclusively by Customer. As between the parties, all intellectual property rights in subject matter produced or developed by Plexus during the term of this Agreement in connection with the manufacture of the Assemblies for Customer shall be owned exclusively by Plexus. As between the parties, all intellectual property rights in subject matter produced or developed jointly by Plexus and Customer during the term of this Agreement in connection with the manufacture of the Assemblies for Customer shall be jointly owned by Plexus and Customer. Notwithstanding the foregoing provisions of this Section 14, changes to the design of the Assemblies (including all intellectual property rights therein) produced or developed by Plexus, if any, either alone or jointly with Customer (for example, to improve manufacturability or facilitate testing), shall be owned exclusively by Customer. Subject to the terms and conditions of this Agreement, Customer grants to Plexus a non-exclusive, non-transferable, royalty-free, worldwide, limited right and license under Customer’s intellectual property rights in the Assemblies solely for Plexus to manufacture Assemblies for, and sell Assemblies to, Customer as set forth in this Agreement. Otherwise no license, express or implied, or by estoppel or otherwise, with regard to any trade secret, patent, copyright, mask-work right, trademark or other intellectual property right of either party is granted to the other party under this Agreement. Each party expressly reserves all rights under trade secrets, patents, copyrights, mask-work rights, trademarks or other intellectual-property rights owned by such party.

b.	Confidentiality.

Each party shall keep confidential all information identified by the other party as confidential or proprietary (“Confidential Information”). Without limiting the foregoing, Customer hereby identifies all of the Forecasts, Purchase Orders, Assembly specifications and designs provided by Customer under this Agreement as Customer Confidential Information. Each party shall keep and instruct its employees and agents to keep Confidential Information confidential by using at least the same care and discretion as used with that party’s own confidential information, but in no case less than a prudent and reasonable standard of care. Information shall not, with respect to a party, be subject to such confidentiality obligations if it is: (a) in the public domain through no fault of the receiving party; (b) known to such party prior to the time of disclosure by another party; (c) lawfully and rightfully disclosed to such party by a third party on a non-confidential basis; (d) developed by such party without reference to Confidential Information; or (e) required to be disclosed by law, provided that the receiving party promptly provide notice to the disclosing party of such request or requirement so the disclosing party may seek appropriate protective orders. Notwithstanding the dispute-resolution provisions set forth in Section 23, if any party, its employees or agents breaches or threatens to breach the confidentiality obligations or obligations relating to use of the Confidential Information, the affected party may obtain injunctive relief from a court of competent jurisdiction, in addition to its other remedies.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Plexus and Hemosense, Inc. FINAL EXECUTION DOCUMENT October 29, 2003 LF PSA-Mfg. Only-Med. Prov.	11

15.	INDEMNIFICATION

a.	Intellectual Property

By Customer. Customer represents and warrants that the manufacture, use, delivery and sale of any Assemblies manufactured by Plexus for Customer hereunder will not infringe any patent, trademark or other intellectual property rights of any third party as a result of the Assembly designs or specifications provided by Customer, Customer-Supplied Components, and/or Customer-approved Engineering Changes. As Plexus’ sole remedy for Customer’s breach of the foregoing warranty, Customer agrees to defend at its expense any third-party claims or actions arising out of Customer’s breach of the foregoing warranty, and to hold harmless and indemnify Plexus, including its officers, directors, and employees, from and against any judgments, liabilities, expenses, or costs (including reasonable attorneys’ fees) resulting from any such third-party claims or actions.

By Plexus. Plexus represents and warrants that the manufacture, use, delivery and sale of any Assemblies manufactured by Plexus for Customer hereunder will not infringe any patent, trademark or other intellectual property rights of any third party as a result of the manufacturing process used by Plexus to manufacture Assemblies (unless specifically required by Customer). As Customer’s sole remedy for Plexus’ breach of the foregoing warranty, Plexus agrees to defend at its expense any third-party claims or actions arising out of Plexus’ breach of the foregoing warranty, and to hold harmless and indemnify Customer, including its officers, directors, and employees, from and against any judgments, liabilities, expenses, or costs (including reasonable attorneys’ fees) resulting from any such third-party claims or actions.

b.	General

By Customer. Customer agrees to defend at its expense any third-party claims or actions on account of personal injury, tangible property damage or death arising out of the Assembly designs or specifications provided by Customer, Customer-Supplied Components, and/or Customer-approved Engineering Changes, and to hold harmless and indemnify Plexus, including its officers, directors, and employees, from and against any judgments, liabilities, expenses, or costs (including reasonable attorneys’ fees) resulting from any such third-party claims or actions.

By Plexus. Plexus agrees to defend at its expense any third-party claims or actions on account of personal injury, tangible property damage or death arising out of the breach by Plexus of its warranties under Section 13 hereof, and to hold harmless and indemnify Customer, including its officers, directors, and employees, from and against any judgments, liabilities, expenses, or costs (including reasonable attorneys’ fees) resulting from any such third-party claims or actions.

c.	Notification and Assistance

Neither party (the “Indemnifying Party”) shall have any obligation under this Section 15.b. unless the other party (the “Indemnified Party”) (i) notifies the Indemnifying Party promptly upon receiving or learning of any claim or action pursuant to which indemnity will be sought; (ii) provides reasonable assistance to the Indemnifying Party, at the Indemnifying Party’s expense, in the defense of any such action; and (iii) gives the Indemnifying Party sole control over the defense and/or settlement of the claim or action.

d.	This Section 15 constitutes the sole indemnification of either party to the other arising out of the performance of this Agreement.

16.	TERMS AND TERMINATION

a)	Term

This Agreement shall remain in effect for a period of one (1) year from the date first above written. Thereafter, this Agreement shall automatically renew for successive one (1) year periods.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Plexus and Hemosense, Inc. FINAL EXECUTION DOCUMENT October 29, 2003 LF PSA-Mfg. Only-Med. Prov.	12

b)	Termination

Either party may terminate this Agreement at any time and for any reason upon one hundred and eighty (180) days prior written notice to the other party. In addition, either party may terminate this Agreement in the event that the other party (i) fails to cure a material default under this Agreement within thirty (30) days after receiving written notice thereof; or (ii) becomes insolvent, files or has filed against it a petition in bankruptcy, makes an assignment for the benefit of creditors, or generally becomes unable to pay its debts as they become due.

c)	Effect of Termination

Upon termination of this Agreement, all outstanding Customer Purchase Orders shall be deemed canceled unless otherwise agreed by the parties in writing. Customer agrees, subject to Sections 2.a., 3.c, and 4, to pay Plexus the Component Value of any Components on-hand or on-order as of the date of Termination.

17.	SURVIVAL

Sections 1, 3, 4, 5, 7, 11, 13, 14, 15, 16, 17, 18, 22, 23, 24, 25, 26, 27, 28, 29, 31, 32 and 33, of this Agreement shall survive the termination of this Agreement in accordance with their terms.

18.	LIMITATION OF LIABILITY

EXCEPT FOR AMOUNTS PAYABLE TO THIRD PARTIES UNDER SECTION 15 (INDEMNIFICATIONS), IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOSS OF PROFITS, LOSS OF USE, OR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OF ANY KIND, WHETHER OR NOT SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE, OR ESSENTIAL PURPOSE, OF ANY REMEDY. EACH PARTIES’ LIABILITY UNDER SECTION 15 SHALL BE LIMITED TO $3 MILLION IN THE AGGREGATE.

20.	MUTUAL COOPERATION

Plexus and Customer agree that they will make all reasonable efforts to cooperate with each other in pursuing the objectives of this Agreement. Plexus and Customer will each appoint and maintain a manager of their respective organization who will, for the duration of this Agreement, coordinate all activities between the parties. In the event that the manager of one (1) party is not performing satisfactory in the opinion of the other party, such other party will bring such performance issues to the attention of senior management in the manager’s organization.

21.	FORCE MAJEURE

Plexus shall not be liable for any delay in or failure of performance under this Agreement due to any unforeseeable contingency beyond Plexus’ reasonable control, including, but not limited to, an act of God, war, acts of terrorism, insurrection, fire, riot, strikes or labor unrest, sabotage, an act of public enemy, flood, storm, accident, Component shortages, equipment failure, laws or regulations.

22.	ASSIGNMENT

Neither Plexus nor Customer shall assign any of its rights or delegate or subcontract any of its responsibilities under this Agreement, and any purported attempt to do so will be null and void, unless agreed to by both parties in writing; provided, however, either party may, without consent and without forfeiting any of its rights hereunder, assign this Agreement, in whole or in part, to any direct or indirect subsidiary, parent, or affiliate, or to any successor organization to such party resulting from a merger, spin-off, or other reorganization, or any sale of all or substantially all of such party’s assets.

23.	ALTERNATE DISPUTE RESOLUTION (“ADR”)

If attempts to resolve a dispute by each parties’ executive management fail, then the dispute will be mediated by a mutually acceptable mediator to be chosen by Customer and Plexus within forty-five (45) days after written notice by either party demanding mediation. Neither party may unreasonably withhold consent to the selection of a mediator or to the venue for the mediation, and Customer and Plexus will share the costs of the mediator

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Plexus and Hemosense, Inc. FINAL EXECUTION DOCUMENT October 29, 2003 LF PSA-Mfg. Only-Med. Prov.	13

equally. Each party shall pay its own attorneys’ fees. By mutual agreement, however, Customer and Plexus may postpone mediation until each has completed some specified but limited discovery regarding the dispute. The parties may also agree to replace mediation with some other form of alternate dispute resolution, such as neutral fact finding or a mini-trial.

Any dispute which cannot be resolved between the parties through negotiation, mediation or other form of ADR within three (3) months of the date of the initial demand for ADR by one of the parties may then be submitted to a court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party. Nothing in this Section will prevent either party from resorting to judicial proceedings if (i) good faith efforts to resolve the dispute under these procedures have been unsuccessful; or (ii) interim relief from a court is necessary to prevent serious and irreparable injury to that party or to others.

24.	APPLICABLE LAW

The parties hereby agree that this Agreement shall be governed by and will be construed in accordance with the laws of the State of New York, irrespective of the conflicts of law provisions thereof.

25.	LANGUAGE

The parties agree that (i) the English language shall be the exclusive and official language of this Agreement, (ii) this Agreement shall be interpreted exclusively in the English language; and (iii) the English language will govern all future relations of the parties, including, but not limited to, any proceeding, mediation, arbitration, dispute, or claim hereunder.

26.	RELATIONSHIP OF THE PARTIES

Neither party is designated or appointed an agent or representative to the other party and no party will have any authority, either expressed or implied, to create or assume any agency or obligation on behalf of or in the name of the other party. The relationship of Plexus to Customer is that of independent contractor, and neither party will have any responsibility for or obligations to the employees of the other.

27.	NO RECRUITING

Plexus and Customer agree that during the term of this Agreement and for twelve (12) months thereafter, that each shall not solicit or recruit, directly or indirectly, the employees of the other. This shall not preclude an employee of either Plexus or Customer from independently pursuing and securing employment opportunities with the other on such employee’s own initiative. In addition, neither party shall be prohibited from making general solicitations or recruitments in newspapers, magazines, trade journals and the like.

28.	SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

29.	SEVERABILITY

If any provision of this Agreement is adjudged to be unenforceable in whole or in part, such adjudication shall not affect the validity of the remainder of this Agreement. Each provision of this Agreement is severable from every other provision and constitutes a separate, distinct and binding covenant.

30.	COOPERATION

The parties cooperated in the preparation and negotiation of this Agreement and this Agreement will not be construed against or in favor of any party by virtue of the identity, interest, or affiliation of its preparer.

31.	NON-WAIVER

Failure by either party to exercise any right granted in this Agreement shall not be deemed a waiver of such right. A waiver of any right under this Agreement must be in writing and signed by an authorized representative of the party making such waiver.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Plexus and Hemosense, Inc. FINAL EXECUTION DOCUMENT October 29, 2003 LF PSA-Mfg. Only-Med. Prov.	14

32.	MEDICAL DEVICE PROVISIONS

Medical device provisions as set forth in the attached Medical Rider known as Attachment C, is made a part hereof and incorporated herein to this Agreement.

33.	ENTIRE AGREEMENT; MODIFICATION

This Agreement contains the entire understanding of the parties pertaining to the subject matter hereof, and no other agreements, oral or otherwise, shall be deemed to exist or to bind the parties pertaining to the subject matter hereof. This agreement may not be modified or terminated orally, and no claimed modification, termination, or waiver shall be binding unless in writing and signed by authorized representatives of both parties. The parties expressly agree that any preprinted terms and conditions on any Plexus or Customer forms or documents shall be void and of no effect in interpreting the obligations of either party during the term of this Agreement.

In witness whereof, the parties have executed this Agreement as of the date first above-written.

HEMOSENSE INC.		PLEXUS SERVICES CORP.

By:	/s/ J. D. Merselis	By:	/s/ Robert Kronser
Title:	Pres. & CEO	Title:	Vice President
Date:	11-14-03	Date:	12-05-03

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Plexus and Hemosense, Inc. FINAL EXECUTION DOCUMENT October 29, 2003 LF PSA-Mfg. Only-Med. Prov.	15

Plexus Corp. Proposal

Attachment A

Proposal and Quotation

HEMOSENSE

Assembly	3868.143

Description	INRATIO ASSEMBLY

Proposal Number	QA3-43700

Submitted By	Scott Bahn

Date	02/13/2003

The information contained in this proposal is to be considered confidential and is subject to the terms of the Non-Disclosure Agreement currently in force with Plexus Corp.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Plexus Corp. Proposal

Attachment A

Plexus Corp. 55 Jewelers Park Drive	Quote # QA3-43700
Neenah, WI 54957-0529 (920) 722-2826 Fax (920) 720-6700	Quote Issue Date: 2/13/03 Materials Quote Issued: 2/13/03

Company:	HEMOSENSE
		Assembly # :	3868.143
Attention: cc:	Joe Widunas Mike Thiede	Assembly Rev: Assembly Name: Prepared By: Phone:	019686 INRATIO ASSEMBLY Scott Bahn [***]

UNIT COST ESTIMATE

Estimated P.O./Forecast Quantity*			[***]		[***]		[***]		[***]
Minimum Release Size**			[***]		[***]		[***]		[***]

I.	RAW MATERIALS	$	[***]	$	[***]	$	[***]	$	[***]
II.	MATERIALS MARK-UP	$	[***]	$	[***]	$	[***]	$	[***]
III.	LABOR	$	[***]	$	[***]	$	[***]	$	[***]
IV.	ICT TEST	$	[***]	$	[***]	$	[***]	$	[***]
V.	FUNCTIONAL TEST	$	[***]	$	[***]	$	[***]	$	[***]
VI.	PACKAGING	$	[***]	$	[***]	$	[***]	$	[***]

	SUB-TOTAL	$	[***]	$	[***]	$	[***]	$	[***]
VII.	PROFIT	$	[***]	$	[***]	$	[***]	$	[***]

VIII.	TOTAL	$	[***]	$	[***]	$	[***]	$	[***]

*	Estimated P.O./Forecast Quantity refers to the total quantity of raw material to be purchased for a given period.

**	Minimum Release Size refers to the minimum quantity to be built at one time.

NON-RECURRING CHARGES

A.	RAW PCB TOOLING	[	***]
B.	RAW PCB ELECTRICAL TEST FIXTURE	[	***]
C.	IN CIRCUIT TEST FIXTURE(S)	[	***]
D.	FUNCTIONAL TEST FIXTURE(S)	[	***]
E.	CUSTOM (SELECTIVE) WAVE PALLETS	[	***]
F.	XRAY INSPECTION PROGRAMMING	[	***]
G.	SMT PROGRAMMING	[	***]
H.	SMT STENCIL (S)	[	***]
1.	AUTO-INSERT PROGRAMMING	[	***]
J.	MFG SETUP (GOLD CARDS/CERTIFIED MFG SAMPLES)	[	***]
K.	TAKAYA PROGRAMMING (PRE-PROD)	[	***]
L.	AUTO-OPTICAL INSPECTION PROGRAMMING	[	***]
M.	OTHER	[	***]

SPECIFIC ASSEMBLY NOTES AND ASSUMPTIONS

A.	[***]
B.
C.
D.
E.
F.
G.
H.
I.
J.

This estimate is valid for thirty (30) days from date materials quote was issued. Beyond this date materials pricing is subject to change.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Plexus Corp. Proposal

Attachment A

Company: Assembly #: Assembly Rev:	HEMOSENSE 3868.143 019686	Quote # QA3-43700 Date: 02/13/2003

PROPOSAL NOTES AND ASSUMPTIONS

A	Plexus Corp. Professional Service Agreement (PSA) or similar, comprehensive manufacturing agreement to be complete and in place prior to acceptance of purchase order.

B	The default standard quoted to is: ANSI/IPC-A-610 (Class 2)

C	Plexus Corp uses No Clean Solder Paste, Wave Solder, Hand Solder and Flux Plexus Corp. does not attempt to clean the flux residues from assemblies unless otherwise specified.

D	Plexus Corp.’s Documentation Control Dept will require the following at the time a purchase order is placed:

1. One complete, current set of documentation.

2. The specifications called for on any customer documents.

3. Properly identified (part number and rev) software or magnetic media, if customer supplied.

4. Plexus Corp. must be placed on internal routings to ensure that we will always have the latest revision of any of the above.

E	Price will be reviewed upon receipt of complete and current documentation at time of order. Engineering Change Orders will result in a one time non-recurring charge as well as a potential increase to material cost, associated mark-up and labor charge.

F	Estimated Lead time for production to begin on your assemblies is 4 weeks after receipt of purchase order, proper documentation and longest lead time, component (See attachment A for long-lead times.) However, exact lead-time depends on quantity of purchase order and manufacture inventory at time of purchase order.

G	Labor Only Purchase Orders: Plexus Corp. will charge, per bill of material line item, for the handling of material.

H	Prototypes or quick-turn orders: A special department has been established specifically to respond to our strategic customer’s prototype and quick-turn needs. Plexus Corp. will accept proto-type orders on a time and materials basis. Costs will be determined after each build and / or the completion of your order, and conveyed to you for P.O. update prior to shipment

I	Plexus Corp’s Engineering. Safety and Environmental Departments must review all chemicals specified for the manufacture of the products herein for health and safety issues, compliance with regulations and manufacturabilily Labor and cost are not reflected in the quote until MSDS sheet are reviewed and approved by Plexus’ Corporate Engineering, Safety and Environmental Departments

J	The estimated annual usage (EAU) of all assemblies contained in this proposal has been combined to reflect maximum buying power. To achieve this pricing, this quotation assumes that Plexus Corp. will receive visibility to the entire 12 month demand for all assemblies at time of initial purchase order placement. Price will be reviewed and adjusted if demand differs from EAU’s quoted

K	The following applicable exceptions are itemized for your convenience on Attachment A:

l. Minimums: At the appropriate quantities listed in Item I, excess inventory would have to be purchased due to minimum buy requirements. Plexus Corp. will maintain this excess inventory for a period of six (6) months, except in those instances where the magnitude of the minimums for a specific program exceeds a reasonable amount. Reels cannot be split to accommodate purchase quantities.

2. Long Lead-Time Components.

3. Customer Supplied Components or Pricing (Labor cost has been included).

4. Specials - Non-Cancelable and Non-Returnable (Labor cost has been included)

5. Components omitted from Bill of Material cost. (Labor cost has been included).

6. Device Programming (if required): Unit Cost estimates have been included herein, however exact unit and tooling costs are TBD.

L	All custom fabricated parts are subject to cancellation charges. Should there be a change in design, quantity, or order cancellation, charges would be based on work in process and finished goods at Plexus Corp.

M	Terms of payment are net-thirty (30) days and subject to final credit approval by Plexus Corp.

N	All shipments are FOB point of shipment, manufacturing site.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Attachment B

QC Visual and Functional Test Issues:

Certificate of Compliance contains the following information

•	Date of Shipment

•	Plexus EAC Job #

•	Plexus ASM #

•	Plexus ASM Rev #

•	Customer PO #

•	Plexus Lot #

•	Quantity Shipped

•	List of Serial Numbers in sequential order

•	A manifest of Serial Numbers in each box on the top in sequential order

•	Quality Assurance signature and date

Shipping container label contains the following information:

•	Plexus Job#

•	Customer PO #

•	Part Number (PN)

•	Revision (Rev)

•	Quantity (Qty)

Primary Container

Verify each meter packaged [***]. Verify the manifest of serial numbers is in sequential order and is in each box on the top.

If any meter does not pass the following record results on form II# 0402004 F-1.

Inspection of Outer Casing

Each meter casing is free of cosmetic defects

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

Inspection of cleaning door and heater assembly

•	[***]

•	[***]

•	[***]

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Inspection of Battery Compartment

•	[***]

•	[***]

•	[***]

Label legibility and presence

All print/read items are legible and free from smudges or other cosmetic defects

•	HemoSense Label with serial number. Human readable portion is legible and the bars of the barcode are consistent. The label does not cross the battery door and is located in the correct area.

•	UL/CE label does not cross the battery door and is located in the correct area.

•	The letters on the buttons are legible and consistent

•	Product name and menu silk screen

All failures of the above criteria are noted on form 0402004-F1.

Perform [***] test [***] using procedure TP # 1023 record information for pass or fail of [***] on form TP1023-Fl.

[***] are released that have passed all of the above criteria. One failure is a failure of the [***]

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Attachment C

Medical Rider

(for Use with Manufacturing Services Only for Professional Services Agreement)

These Medical Device Provisions are attached hereto and incorporated herein.

MEDICAL DEVICE PROVISIONS

I.	Manufacturing Phase:

A.	Customer is responsible for ensuring that the devices covered by this Agreement comply with all applicable laws and regulations, including the Food, Drug and Cosmetic Act and implementing regulations. Customer responsibilities under these provisions, include but are not limited to the following:

i)	Establishing the finished device specifications.

ii)	Ensuring that governmentally-required marketing authorizations, including any necessary Food and Drug Administration (FDA) approvals or clearances, have been obtained.

iii)	Determining the content of any label or labeling.

iv)	Making any required reports to governmental entities, including but not limited to Medical Device Reports.

v)	Determining whether any recall or other corrective action is required or appropriate, and developing, implementing and financing any voluntary or mandatory recall or corrective action.

vi)	Reviewing and approving the quality system prior to production of the devices.

B.	Plexus will provide Customer ongoing access to its facilities and procedures for quality assurance related to the devices covered by this Agreement. Plexus authorizes Customer to conduct periodic quality systems audits of the manufacturing processes and quality systems related to this Agreement. Plexus will manufacture the devices covered by this Agreement in accordance with its procedures for manufacturing components of medical devices or finished medical devices, as applicable.

C.	Customer will provide Plexus with sufficient information to verify, calibrate, operate, test and maintain any Customer supplied equipment.

D.	Customer shall be responsible for the software validation of any embedded product software and the validation of all Customer-supplied: (1) test equipment or test software; (2) production equipment or software; and (3) firmware. Plexus is responsible for the validation of any Plexus software used in production in, or as part of the Quality System. The responsibilities described in this section also apply to any revisions of any software.

E.	Customer will provide Plexus with copies of the specifications and written certification that the validation reports for the items listed in Section D above have been performed prior to the production of the devices.

F.	Customer is responsible for defining and validating the finished device packaging. Customer will provide Plexus with written certification that the packaging validation has been performed prior to the production of the devices.

G.

Plexus is responsible for conducting and documenting corrective and preventive actions based upon the analysis of the quality data available to Plexus. Quality data or information known to Customer, but not

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Plexus and Hemosense, Inc. FINAL EXECUTION DOCUMENT October 24, 2003 Medical Rider-Mfg. Only for PSA

provided to Plexus, shall not be included in the analysis of quality data, and Customer shall be responsible for the analysis of data not provided to Plexus.

H.	Any Customer-initiated request for change to a specification, method, process or procedure or Customer-supplied equipment will be evaluated by Plexus, and Plexus reserves the right to decline to make such change. Customer is responsible for verification and/or validation of such changes. Customer shall reimburse Plexus for any costs Plexus incurs in making and/or implementing such changes, as mutually agreed by the parties prior to the implementation of the change.

I.	Plexus may not make changes in specifications, methods, processes or procedures (other than immaterial changes in methods, processes, or procedures) that could affect the devices covered by this Agreement without Customer’s prior written approval, and, as to any such change, Customer and Plexus shall decide jointly whether, how and when to implement such change, and who shall be responsible for verification and/or validation of such changes. Customer and Plexus shall also decide jointly who will be responsible for the costs associated with such changes.

J.	Customer must define any “critical” components requiring component level traceability. Customer must also select the appropriate component level or device level traceability grade, in order to meet any applicable Food and Drug Administration (FDA) requirements or regulations. Plexus is responsible for implementing the defined manufacturing-level traceability requirements and for ensuring that the appropriate manufacturing-level traceability records and associated records are retained for the duration of this Agreement.

K.	Unless otherwise specified in this Agreement, Plexus is not responsible for ensuring traceability of the devices covered by this Agreement after distribution to the end user(s).

L.	Plexus is responsible for retaining the appropriate manufacturing records as required by Customer (including any such records necessary to support any filings that the FDA and other regulatory agencies require in respect of such activities). Plexus shall provide all reasonable assistance to Customer, at no additional charge, to assist Customer in complying with all FDA and other applicable regulatory regulations with respect to the Assemblies. When this Agreement between Plexus and Customer terminates, Plexus shall forward all applicable documentation and records to Customer, upon request.

M.	Customer may authorize in writing the release of nonconforming components or devices covered by this Agreement. Customer must assess whether the use of the nonconforming product will affect any regulatory submittals or requirements, and accept responsibility therefore.

N.	Customer is responsible for all complaint handling, including but not limited to maintenance of complaint files, investigation of complaints, resolution of complaints, trending or otherwise analyzing complaints, and maintaining complaint-related records. Customer will promptly provide to Plexus copies of all complaints received by Customer that refer or relate to an assembly manufactured by Plexus and all adverse event reports to a governmental entity that refer or relate to an assembly manufactured by Plexus. Plexus will provide to Customer information regarding any complaints Plexus receives about the product in which the devices covered by this Agreement are incorporated.

/s/ Illegible	Plexus Initial and Date	/s/ Illegible	Customer Initial and Date
12-05-03		11/14/03

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Plexus and Hemosense, Inc. FINAL EXECUTION DOCUMENT October 24, 2003 Medical Rider-Mfg. Only for LOI